As filed with the Securities and Exchange Commission on April 17, 2007
Registration Statement No. 333-39822

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Green Mountain Power Corporation
(Exact name of Registrant as specified in Charter)

Vermont	03-0127430
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization

163 Acorn Lane, Colchester Vermont 05446, (802) 864-5731
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive office)

_________________

GREEN MOUNTAIN POWER CORPORATION

EMPLOYEE SAVINGS AND INVESTMENT PLAN AND TRUST (401(K) PLAN)
(Full title of the Plan)

_________________

Donald J. Rendall, Jr.
Vice President and General Counsel
Green Mountain Power Corporation
163 Acorn Lane
Colchester Vermont 05446
(802) 864-5731
(Name, address, including zip code, and
telephone number including area code,
of agents for service)

EXPLANATORY NOTE

This Amendment relates to Registration Statement No. 333-39822 on Form S-8 (the “Registration Statement”) of Green Mountain Power Corporation, a Vermont corporation (the “Company”) on which the Company registered 200,000 shares of its Common Stock, $3.33 1/3 par value per share, issuable under the Green Mountain Power Corporation Employee Savings and Investment Plan and Trust (401(K) Plan).

On April 12, 2007, pursuant to the terms of an Agreement and Plan of Merger, dated as of June 21, 2006 (the “Merger Agreement”), by and among Northern New England Energy Corporation (“Parent”), Northstars Merger Subsidiary Corporation (“Merger Sub”), a wholly-owned subsidiary of Parent, and Green Mountain Power Corporation (the “Company”), Merger Sub merged with and into the Company (the “Merger”). Under the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the Company’s Common Stock, par value $3.33 1/3 per share, subject to certain limitations, was converted into the right to receive $35.00 in cash, without interest thereon.

As a result of the Merger, the Company intends to deregister its outstanding securities and has discontinued such plan. As a result of the Merger, the Company hereby removes from registration all of the shares of Common Stock which remain unsold pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in accordance with Rule 478(a), in the City of Colchester, State of Vermont, on this 17th day of April, 2007.

GREEN MOUNTAIN POWER CORPORATION (Registrant) By: /s/ Christopher L. Dutton Christopher L. Dutton President and Chief Executive Officer